Exhibit 99.1

BOSTON SCIENTIFIC SIGNS AGREEMENT RESOLVING ALL
OUTSTANDING ANTITRUST ISSUES WITH FTC STAFF
ON GUIDANT TRANSACTION

Agreement subject to approval by FTC Commissioners

Natick, MA (April 5, 2006) — Boston Scientific Corporation (NYSE: BSX) today announced that it has entered into an agreement containing consent orders with the staff of the Federal Trade Commission (FTC) relating to its proposed combination with Guidant Corporation (NYSE: GDT). While the agreement is subject to final review and approval by the FTC Commissioners, its execution resolves all outstanding antitrust issues with the FTC staff relating to the proposed Guidant transaction.

Boston Scientific also announced that on or about April 7, it will voluntarily withdraw and re-file its notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the Guidant transaction. The re-filing is a procedural step that is being taken to ensure that the FTC Commissioners have adequate time to review the executed consent decree.

As previously announced on March 23, Boston Scientific made certain commitments to the Directorate-General for Competition of the European Commission (EC) to resolve potential antitrust issues as part of the EC’s review of the Guidant transaction. The existence of commitments automatically extended the EC’s typical five-week review period an additional two weeks, to April 13. Because the EC offices are closed April 13-17 for the Easter holiday, the EC review of the transaction will now formally conclude no later than April 18.

Boston Scientific expects to close the transaction around the middle of April, shortly after it receives final FTC and EC antitrust approvals. Boston Scientific and Guidant shareholders each voted overwhelmingly to approve the combination at separate special meetings held March 31.

On January 25, 2006, Boston Scientific and Guidant announced that they had entered into a merger agreement, under which Boston Scientific will acquire all the outstanding shares of Guidant for a combination of cash and stock worth $80 per Guidant share, or approximately $27 billion in aggregate. Guidant shareholders will receive an additional $0.0132 in cash per Guidant share for each day beginning on April 1, 2006 through the closing date of the merger. Boston Scientific has also entered

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into an agreement with Abbott under which Abbott will acquire Guidant’s vascular intervention and endovascular businesses, while agreeing to share rights to Guidant’s drug-eluting stent program with Boston Scientific.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements as to regulatory approvals for the merger, timing expectations to complete the merger and other statements identified by words such as “anticipates”, “believes”, “estimates”, “expects”, “intends”, “may”, “projects”, “plans”, “will” and similar expressions intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the satisfaction of other closing conditions contained in the merger agreement and other risk factors relating to our industry as detailed from time to time in each of Boston Scientific’s and Guidant’s reports filed with the Securities and Exchange Commission, including each such company’s most recent Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Boston Scientific undertakes no obligation to update publicly any forward-looking statements herein, whether as a result of new information, future events or otherwise.

Contacts:

Milan Kofol (508-650-8569) (cell: 617-834-8595)

Investor Relations, Boston Scientific Corporation

Paul Donovan (508-650-8541) (cell: 508-667-5165)

Media Relations, Boston Scientific Corporation

Steve Frankel / Steve Silva (212-355-4449)

Joele Frank, Wilkinson Brimmer Katcher